Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the prospectus constituting a part of this Registration Statement on Form F-1, as it may be amended, of our Independent Auditor’s Report dated December 4, 2020 relating to the audited financial statements of Snow Lake Resources Ltd. for the year ended June 30, 2020. We also consent to the reference to us under the caption “Experts” in the Prospectus.

March 25, 2021

/s/ DeVisser Gray LLP

CHARTERED PROFESSIONAL ACCOUNTANTS